COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
AFFILIATED WITH MEMBERS OF THE
AMERICAN REALTY CAPITAL TRUST V SELLING GROUP

ARCT V Affirms that ARCT V Portfolio be at least 50% Investment Grade and Requires that Any

Changes to Investment Mandate be Subject to a Stockholder Vote

We are pleased to announce that on Tuesday, July 16, 2013, the board of directors of American Realty Capital Trust V, Inc.(“ARCT V”) further mandated that, as long as ARCT V remains a non-traded REIT, no additional changes to the ARCT V investment policies will be permitted, unless approved by a majority of ARCT V stockholders.  This declaration follows the announcement on Friday, July 12, 2013 that the ARCT V board, in coordination with management, mandated that, once fully invested, at least 50% of ARCT V’s net operating income be derived from investment grade (as measured by a major credit rating agency) tenants.

Management reviewed the following with the ARCT V board:

•	The strength and characteristics of the current macroeconomic environment;

•	The ample supply of net lease opportunities consistent with ARCT V’s investment policies, including, but not limited to, the current composition of ARCT V’s property portfolio and the characteristics exhibited by the tenants reflected in the pipeline of potential acquisitions currently in negotiation; and

•	The anticipated completion of ARCT V’s initial public offering and anticipated deployment of capital in a manner consistent with the ARCT V investment policies.

•	ARCT V’s current owned, under executed purchase agreement or executed letter of intent portfolio of approximately $550.6 million of net leased properties. These properties have a 13.3 year weighted average remaining lease duration and the portfolio reflects 74% of the net operating income derived from investment grade tenants. ARCT V’s currently has additional $545.8 million net lease pipeline reflecting submitted letters of intent. This additional pipeline reflects approximately 13.6 years of weighted average remaining lease duration and approximately 76% of net operating income from these properties is derived from investment grade tenants. Together these combine for an aggregate current portfolio and pipeline of approximately $1.1 billion of net lease properties with approximately 13.5 years of weighted average lease duration and approximately 75% of the net operating income from these properties is derived from investment grade tenants. When aggregated this pro forma portfolio represents approximately half of ARCT V’s anticipated property acquisition portfolio.

As a result of this review, the ARCT V board amended ARCT V's investment policies to require that the ARCT V portfolio be at least 50% investment grade (measured as described above) once fully invested. In addition, so long as ARCT V is a non-traded REIT, no further changes would be made to such investment mandate unless approved by a majority of ARCT V’s stockholders.

This commitment will be reflected in the ARCT V post-effective amendment to be filed this week and in the prospectus kits to be mailed to financial advisors beginning this week.

Please feel free to call us at 877-353-2822 with any questions on this important announcement.

Best,

Mike and Louisa

Michael Weil Chief Executive Officer Realty Capital Securities	Louisa Quarto President Realty Capital Securities

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Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC), is the dealer manager for American Realty Capital Trust V, Inc.

Please contact Realty Capital Securities, LLC (Member FINRA/SIPC), with any questions on this material.

Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.